Exhibit 99.3
ShopNBC Announces Conclusion of Strategic Alternatives Review Process
Minneapolis, MN, Tuesday, January 27, 2009 – ShopNBC (Nasdaq: VVTV), the premium lifestyle brand in electronic retailing, today announced that the Special Committee of independent members of its Board of Directors has concluded its comprehensive review of strategic alternatives commenced on September 10, 2008, with the assistance of its independent financial advisor, Piper Jaffray & Co.
The Special Committee and Piper Jaffray broadly solicited expressions of interest in a purchase of or strategic relationship with the company and also evaluated several other strategic alternatives, including a distribution to shareholders through a sale of assets and liquidation of the company. While a number of parties engaged in the process and conducted due diligence, the Special Committee did not receive any final bids from any of the parties involved. In addition, the Special Committee concluded that a liquidation of the company would not likely result in any distribution to the company’s shareholders. Therefore, at the recommendation of the Special Committee, the full Board of Directors determined to continue and subsequently to conclude the strategic alternatives review process. As outlined in the accompanying press release, the company plans to continue its implementation of new corporate strategies designed to grow its EBITDA levels, increase revenues and decrease expenses.
Since September 10, 2008, Piper Jaffray contacted a total of 137 parties and executed confidentiality agreements with 39 of them. Initial indications of interest were received from 13 parties and, based on the credibility of their financing plans, four parties were invited to the second round of the sale process, which included in-depth discussions and meetings with management. Of the four, two were strategic parties and two were financial sponsors. Additionally, each of the four parties had access to an extensive electronic data room and the opportunity to conduct a thorough due diligence process.
The company encountered a number of external and internal issues that adversely affected the process, including current market conditions and economic circumstances, difficult retail and credit environments, the company’s recent operating performance and cost structure, uncertainty surrounding the status of the possible redemption of the Series A Redeemable Convertible Preferred Stock held by GE, and the early stage of the company’s cable and satellite distribution negotiations.
The Special Committee stated that after the conclusion of this extensive process, no final bids were received. “Over the last few months, we thoroughly explored a wide range of strategic alternatives and held extensive discussions with a number of interested parties,” commented George Vandeman, Chairman of the Special Committee and member of ShopNBC’s Board of Directors. “While we hoped to find a viable transaction through these discussions, no final bids were received. As a result, the Special Committee concluded and recommended to the Board that the best option at this time is to continue to operate the company as an independent entity.”
Notwithstanding the formal termination of the strategic alternatives process, the Special Committee and Board remain committed to maximizing shareholder value and will pursue any reasonable alternatives that present themselves.
About ShopNBC
ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 72 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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Contacts:
Frank Elsenbast
Chief Financial Officer
952-943-6262
Anthony Giombetti
Media Relations
612-308-1190

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